Exhibit 5.1

Baxter, Baker, Sidle, Conn & Jones, P.A.
Attorneys at Law
120 E. Baltimore Street, Suite 2100
Baltimore, Maryland 21202-1643

James E. Baker, Jr. Direct Line (410) 385-8122 e-mail: jbaker@bbsclaw.com	Telephone (410) 230-3800 Facsimile (410) 230-3801

January 13, 2014

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

RE:          Spherix Incorporated
Form S-1 Registration Statement (File No. 333-192737)

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Spherix Incorporated, a Delaware corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

The Registration Statement covers the resale by certain selling stockholders listed in the Registration Statement (the “Selling Securityholders”) of up to 2,302,615 shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”) that (i) have previously been issued (the “Issued Shares”) and (ii) may be issued by the Company upon the conversion of convertible preferred stock (the “To Be Converted Shares”).

Based on our examination mentioned above, we are of the opinion that (i) the Issued Shares have been duly authorized and validly issued, fully paid and nonassessable and (ii) the To Be Converted Shares have been duly authorized and, when issued by the Company upon conversion of the convertible preferred stock, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus.  In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/  Baxter, Baker, Sidle, Conn & Jones, P.A.

Baxter, Baker, Sidle, Conn & Jones, P.A.